Exhibit 10.26

January 31, 2014

Mr. Joseph Kennedy

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Dear Joe:

The purpose of this letter is to confirm the agreement that Pandora Media, Inc. (“Pandora”) engage you as a consultant who will help Pandora with certain strategy planning as further described in this letter agreement.

l.                  Scope of Services. The services that you will perform are described on Exhibit A (the “Services”).

2.              Term. You agree to begin providing services to Pandora on February 1, 2014 and shall continue through December 31, 2014 or until earlier terminated by either party with thirty days’ prior notice.  Termination must be in writing to be effective, but may be delivered by email to you at **************** or to Pandora at **************** or ****************. For the avoidance of doubt, this means that your last day of employment on January 31, 2014 will be the date your Continuous Service Status (as defined under each of the 2004 Stock Plan and the 2011 Equity Incentive Plan) ends.

Payment. In consideration of the foregoing services, Pandora shall pay you a monthly fee of $1,000, subject to the terms of this letter agreement.

a.             Pandora shall reimburse you for actual, out-of-pocket expenses that are associated with an activity (e.g., travel, research) that the chief executive officer or general counsel approve, which expenses are documented by receipts.

b.              You will issue invoices for fees and reimbursable expenses within thirty days of the end of each month. Pandora will pay all undisputed invoices within 30 days of receipt of invoice. You are solely responsible for any taxes associated with your compensation under this letter agreement, including any applicable reporting, withholding, and payment requirements.

3.              Confidentiality. During the term of this letter agreement, you may receive Confidential Information (defined below). You must not use or disclose such Confidential Information except as set forth in this letter agreement and must promptly notify Pandora of any actual or suspected misuse or unauthorized disclosure of Confidential Information, or if you receive a subpoena or other order of a court or government agency that requires the disclosure of the Confidential

Information. “Confidential Information” means any Pandora non-public or proprietary information and materials. All information which you acquire or become acquainted with during the period of this letter agreement, whether developed by you or by others, which you have a reasonable basis to believe to be Confidential Information is presumed to be Confidential Information.  If you breach the confidentiality provisions of this paragraph, Pandora will be irreparably injured.  As such, you agree that Pandora is entitled, in addition to any other remedies available at law or in equity, to extraordinary relief in court, including, without limitation, specific performance, temporary restraining orders, preliminary injunctions and permanent injunctions, to prevent the breach or threatened breach of this paragraph.

4.              Miscellaneous. This letter agreement will be construed and interpreted according to the laws of the State of California without regard to conflict of laws principles. Any disputes arising from or related to this letter agreement will be brought exclusively in the state or Federal courts located in Alameda County, California, and the parties hereby consent to the personal jurisdiction of these courts for such purposes.

Please indicate your acceptance of the terms set forth in this letter agreement by signing a copy of this letter in the space indicated below. We look forward to working with you.

Sincerely,

/s/ Delida Costin

Delida Costin
General Counsel

AGREED AND ACCEPTED:

/s/ Joseph J Kennedy

Print Name:	/s/ Joseph J Kennedy

Date:	1/31/2014

Exhibit A

Provide strategic advice to assist Pandora in rate-setting proceedings and negotiations with publishers and labels for the public performance of sound recordings and musical compositions